Exhibit 99.1

Real Goods Solar Files Form 12b-25

Louisville – August 15, 2016-Real Goods Solar, Inc. (Nasdaq: RGSE) (the “Company,” “we,” “us,” or similar) today filed a Form 12b-25 with the Securities and Exchange Commission (”SEC”) for an extension of time for the filing of its quarterly report on SEC Form 10-Q for the six months ended June 30, 2016 (the “Form 10-Q”).

On April 1, 2016, the Company issued $10 million of its Senior Subordinated Notes due April 1, 2016 (the “Notes”). The Notes were issued as part of a unit which also contained a warrant to acquire shares of the Company’s Class A common stock, par value $0.0001 per share.  The Company, recognizing that the Notes are complex financial instruments which included embedded derivatives as defined under Accounting Standards Codification 815, Derivatives and Hedging, retained a third party appraisal firm to determine the fair value of this financial instrument for the Company’s financial reporting.  The Company has been working with the appraisal firm and the Company’s independent auditing firm to complete its review of the fair values for this financial instrument. As of August 15, 2015, due to the inherent complexities involved in the valuation process, the Company is in the process of determining the related adjustments and performing all internal reviews and, accordingly, the Company believes it cannot timely file its Report on Form 10-Q for the quarter ended June 30, 2015 without unreasonable effort or expense.

As a result of the issue described above, the Company filed the Form 12b-25 described above. Pursuant to SEC regulations, the Company is now required to file its report on Form 10-Q on or before Monday, August 22, 2016. The Company anticipates that it will file its Form 10-Q within that time period.

The Company’s results from operations for the three months ended June 30, 2016 are expected to reflect total revenue of $4.9 million versus $14.7 million for the same period in 2015. The Company’s loss from operations in the three months ended June 30, 2016, is anticipated to be $3.0 million versus a loss from operations of $3.0 million for the three months ended June 30, 2015.

The Company’s results from operations for the six months ended June 30, 2016, are expected to reflect total revenue of $9.8 million versus $25.3 million for the same period in 2015. The Company’s loss from operations in the six months ending June 30, 2016 is anticipated to be $6.7 million versus a loss from operations of $8.2 million for the six months ended June 30, 2015.

The Company also anticipates that its reported results for the three months and six months ended June 30, 2016, will show a material decrease in change in derivative liabilities versus the prior year three-month and six-month periods ended June 30, 2015, respectively. Depending on the results of the derivative valuation process described above, the Company’s net loss for the three and six months ending June 30, 2016 is anticipated to be materially increased compared to the same periods in 2015.

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a residential and small commercial solar energy engineering, procurement and construction firm. The company offers turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities employing solar energy systems using high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

Forward-Looking Statements

Certain statements contained in this press release and in related comments by our management include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include information concerning the Company's outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact.  These forward-looking statements often include words such as "believe," "expect," "project," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar expressions.  These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances.  We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative. Such forward-looking statements include, but are not limited to, statements regarding the timing the Company’s filing of its quarterly report on Form 10-Q for the six months ended June 30, 2016 and the fair value of derivatives under Accounting Standards Codification 815, Derivatives and Hedging. Real Goods Solar, Inc. cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, among others: (a) changes in prices of the company's common stock; (b) changes in the market for the company's products and services; and (c) other risks as detailed in Real Goods Solar, Inc.’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, and subsequent filings with the Securities and Exchange Commission.

Additional Information

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com